Exhibit 99.1

Regional Management Corp. Announces Second Quarter 2016 Results

-         Net income of $5.9 million; diluted earnings per share of $0.49         -

-         Non-GAAP net income of $6.3 million; non-GAAP diluted earnings per share of $0.53         -

-         Total finance receivables of $646 million, up 12.8% compared to prior-year period         -

Greenville, South Carolina – July 26, 2016 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the second quarter ended June 30, 2016.

Second Quarter 2016 Highlights

•	Net income for the second quarter of 2016 was $5.9 million, an increase of $0.5 million, or 9.3%, from the prior-year period; non-GAAP net income was $6.3 million, an increase of 16.5% from the prior-year period. Diluted earnings per share were $0.49, and on a non-GAAP basis, diluted earnings per share were $0.53, each calculated on a diluted share count of 12.0 million. Non-GAAP net income excludes $0.6 million of non-operating system implementation costs.

•	Total finance receivables as of June 30, 2016 were $646 million, an increase of 12.8% from the prior year and up 6.3% sequentially:

•	Fifth consecutive quarter that total finance receivables have increased at least 10% over the prior-year period.

•	Large loan finance receivables of $195 million increased $102 million, or 109%, from the prior-year period and now represent over 30% of the total loan portfolio.

•	Total revenue for the second quarter of 2016 was $57.3 million, a $4.3 million, or 8.2%, increase from the prior-year period. Revenue growth over the prior-year period was driven by a 12.8% increase in receivables, partially offset by an overall yield decline of 180 basis points. On a sequential basis, total yield was comparable to the prior two quarters.

•	Net charge-offs for the second quarter of 2016 were $13.4 million, an increase of $0.5 million versus the prior-year period. Annualized net charge-offs of 8.6% of average finance receivables were down 80 basis points compared to the prior-year period.

•	Total delinquencies as a percentage of total finance receivables as of June 30, 2016 were 18.3%, an increase from the seasonally low 16.7% as of March 31, 2016 and an improvement from 20.6% as of June 30, 2015.

•	30+ day contractual delinquencies were 6.8%, an increase sequentially from 6.2% as of March 31, 2016 and from 6.4% as of June 30, 2015.

“The second quarter was a very solid quarter for the company across a number of important dimensions,” said Michael R. Dunn, Chief Executive Officer of Regional Management Corp. “Non-GAAP net income of $6.3 million was up 17% versus the prior-year period, driven by the combined dynamic of volume-driven revenue, strong credit performance and a relatively flat expense base. This is the operating model that we have been building over the last six quarters, and it continues to produce improved operating performance.”

“Earlier this month, we converted our second state, New Mexico, to our new operating platform,” continued Mr. Dunn. “The system continues to perform up to our expectations, and we remain on track to convert all of our remaining states by year end. Finally, we also announced the appointment of our new CEO, Peter R. Knitzer, effective August 1st. Given Peter’s background, I am confident that he will successfully lead the company going forward and believe that he will fully leverage the company’s market opportunities.”

“I would also like to thank the entire Regional team for their collective efforts in helping to re-establish Regional on the right track over the past couple of years. We are now in a much better position than when I first became CEO, and that is in large measure due to their hard work and commitment to what we needed to do. I know they will continue to support Peter with the same energy and commitment with which they supported me,” concluded Mr. Dunn.

Second Quarter 2016 Results

Finance receivables outstanding at June 30, 2016 were $645.7 million, a 12.8% increase from $572.5 million in the prior year. Finance receivables increased primarily due to an increase in both the small and large loan portfolios and the net addition of 22 de novo branches since June 30, 2015.

For the second quarter ended June 30, 2016, the Company reported total revenue of $57.3 million, an 8.2% increase from $53.0 million in the prior-year period. Interest and fee income for the second quarter of 2016 was $52.6 million, a 10.3% increase from $47.7 million in the prior-year period, primarily due to an increase in the portfolios of both small and large loans compared to the prior-year period and partially offset by lower interest and fee yield, primarily in the convenience check portfolio. Insurance income, net for the second quarter of 2016 was $2.6 million, a decline of $0.5 million from the prior-year period. Other income for the second quarter of 2016 was $2.1 million, a 3.5% decline from the prior-year period reflective of lower late fee charges from the improving credit quality of the portfolio.

The provision for credit losses in the second quarter of 2016 was $13.4 million versus $12.1 million in the prior-year period. Net charge-offs were $13.4 million in the second quarter of 2016 versus $12.9 million in the prior-year period. Annualized net charge-offs as a percentage of average finance receivables in the second quarter of 2016 were 8.6%, an improvement from 9.4% in the prior-year period.

On a sequential basis, net charge-offs of $13.4 million were a reduction of $1.6 million from the first quarter of 2016, consistent with the smaller dollar amount of accounts in the last three delinquency buckets at March 31, 2016 compared to December 31, 2015.

General and administrative expenses for the second quarter of 2016 were $29.5 million, an increase of 4.6%, or $1.3 million, from the prior-year period, driven in part by $0.6 million in loan system conversion costs. Branch expenses in the second quarter of 2016 slightly increased $0.2 million from the prior-year period, even with 22 net new branches added since June 30, 2015. Excluding the loan system conversion costs in the second quarter of 2016, general and administrative expenses for the second quarter of 2016 would have been $28.9 million versus $28.2 million in the prior-year period.

GAAP net income for the second quarter of 2016 was $5.9 million, a 9.3% increase compared to GAAP net income of $5.4 million in the prior-year period. Diluted earnings per share for the second quarter of 2016 were $0.49, an increase from $0.41 in the prior-year period. Excluding the aforementioned non-operating expense in the second quarter of 2016, non-GAAP net income in the second quarter of 2016 would have been $6.3 million and diluted earnings per share would have been $0.53. For a reconciliation of non-GAAP financial measures to the nearest comparable GAAP financial measure, please refer to the reconciliation table accompanying this release.

First Half 2016 Results

For the six months ended June 30, 2016, the Company reported total revenue of $114.0 million, an 8.1% increase from $105.5 million in the prior-year period. Interest and fee income for the six months ended June 30, 2016 was $103.9 million, a 9.7% increase from $94.7 million in the prior-year period, primarily due to a significant increase in the portfolios of both small and large installment loans compared to the prior-year period. Insurance income for the six months ended June 30, 2016 was $5.5 million, an 8.4% decrease from the prior-year period. Other income for the six months ended June 30, 2016 was $4.6 million, a 3.2% decline from the prior-year period reflective of lower late fee charges from the improving credit quality of the portfolio.

The provision for credit losses for the six months ended June 30, 2016 was $27.2 million versus $21.8 million in the prior-year period. Net charge-offs for the six months ended June 30, 2016 were $28.4 million compared to $26.2 million in the prior-year period. Annualized net charge-offs as a percentage of average finance receivables for the six months ended June 30, 2016 was 9.1%, a decline from 9.6% in the prior-year period.

General and administrative expenses for the six months ended June 30, 2016 were $59.4 million, a decrease of $1.5 million, or 2.5%, from $60.9 million in the prior-year period. Included in the six months 2016 results were a total of $1.0 million in loan system conversion costs, while the six months 2015 results included $2.7 million in non-operating expenses. Branch expenses include changes in staffing and incentive plans for all branches as well as the expenses associated with 38 net branches added since December 31, 2014.

GAAP net income for the six months ended June 30, 2016 was $11.1 million, a 16.8% increase compared to GAAP net income of $9.5 million in the prior-year period, and diluted earnings per share for the six months ended June 30, 2016 were $0.89 compared to $0.73 in the prior-year period. Excluding the aforementioned non-operating expenses, non-GAAP net income for the six months ended June 30, 2016 totaled $11.7 million and non-GAAP diluted earnings per share were $0.94, compared to non-GAAP net income of $11.2 million and non-GAAP diluted earnings per share of $0.86 in the prior-year period.

2016 De Novo Outlook

As of June 30, 2016, the Company’s branch network consisted of 338 locations. The Company closed one branch in the second quarter of 2016. For the full year 2016, due to its focus on implementing its new loan system, the Company is now projecting to open approximately 15 de novo branches.

Liquidity and Capital Resources

As of June 30, 2016, the Company had finance receivables of $645.7 million and outstanding long-term debt of $441.1 million (consisting of $386.6 million of long-term debt on its $538.0 million senior revolving credit facility and $54.6 million of long-term debt on its $75.7 million amortizing loan).

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 590-2959 (toll-free) or (503) 343-6651 (direct), passcode 47978795. Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional Management’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will also be available on Regional Management’s website at www.RegionalManagement.com.

A replay will be available following the end of the call through Tuesday, August 2, 2016, by telephone at (855) 859-2056 (toll-free) or (404) 537-3406 (direct), passcode 47978795. A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of, governmental responses to those conditions; changes in interest rates; risks related to acquisitions; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in operating and administrative expenses; and the departure, transition or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update the information contained in this press release beyond the publication date, except to the extent required by law, and is not responsible for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico, Georgia and Virginia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, retailers and its consumer website. For more information, please visit www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	2Q’16	2Q’15	$	%	YTD’16	YTD’15	$	%
Revenue
Interest and fee income	$52,589	$47,668	$4,921	10.3%	$103,889	$94,733	$9,156	9.7%
Insurance income, net	2,601	3,120	(519)	(16.6)%	5,540	6,049	(509)	(8.4)%
Other income	2,135	2,213	(78)	(3.5)%	4,593	4,743	(150)	(3.2)%

Total revenue	57,325	53,001	4,324	8.2%	114,022	105,525	8,497	8.1%

Expenses
Provision for credit losses	13,386	12,102	(1,284)	(10.6)%	27,177	21,814	(5,363)	(24.6)%
Personnel	16,674	16,211	(463)	(2.9)%	33,801	35,971	2,170	6.0%
Occupancy	4,770	4,227	(543)	(12.8)%	9,633	8,333	(1,300)	(15.6)%
Marketing	2,062	2,009	(53)	(2.6)%	3,577	4,480	903	20.2%
Other	6,042	5,796	(246)	(4.2)%	12,342	12,082	(260)	(2.2)%

Total general and administrative	29,548	28,243	(1,305)	(4.6)%	59,353	60,866	1,513	2.5%
Interest expense	4,811	3,932	(879)	(22.4)%	9,521	7,536	(1,985)	(26.3)%

Income before income taxes	9,580	8,724	856	9.8%	17,971	15,309	2,662	17.4%
Income taxes	3,668	3,316	(352)	(10.6)%	6,883	5,818	(1,065)	(18.3)%

Net income	$5,912	$5,408	$504	9.3%	$11,088	$9,491	$1,597	16.8%

Net income per common share:
Basic	$0.50	$0.42	$0.08	19.0%	$0.90	$0.74	$0.16	21.6%

Diluted	$0.49	$0.41	$0.08	19.5%	$0.89	$0.73	$0.16	21.9%

Weighted-average shares outstanding:
Basic	11,756	12,845	1,089	8.5%	12,256	12,812	556	4.3%

Diluted	11,974	13,078	1,104	8.4%	12,462	13,040	578	4.4%

Return on average assets (annualized)	3.8%	4.0%			3.6%	3.6%

Return on average equity (annualized)	12.0%	11.5%			11.1%	10.3%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value amounts)

			Increase (Decrease)
	2Q’16	2Q’15	$	%
Assets
Cash	$2,827	$4,793	$(1,966)	(41.0)%
Gross finance receivables	820,688	704,862	115,826	16.4%
Unearned finance charges, insurance premiums, and commissions	(174,944)	(132,337)	(42,607)	(32.2)%

Finance receivables	645,744	572,525	73,219	12.8%
Allowance for credit losses	(36,200)	(36,171)	(29)	(0.1)%

Net finance receivables	609,544	536,354	73,190	13.6%
Property and equipment, net of accumulated depreciation	9,073	7,820	1,253	16.0%
Restricted cash	8,237	1,901	6,336	333.3%
Intangible assets, net	4,021	1,507	2,514	166.8%
Goodwill	716	716	—	0.0%
Repossessed assets at net realizable value	488	407	81	19.9%
Deferred tax asset, net	—	2,305	(2,305)	(100.0)%
Other assets	7,897	4,548	3,349	73.6%

Total assets	$642,803	$560,351	$82,452	14.7%

Liabilities and Stockholders’ Equity
Liabilities:
Long-term debt	$441,147	$359,491	$81,656	22.7%
Unamortized debt issuance costs	(2,285)	(630)	(1,655)	(262.7)%

Net long-term debt	438,862	358,861	80,001	22.3%
Accounts payable and accrued expenses	10,571	10,733	(162)	(1.5)%
Deferred tax liability, net	446	—	446	100.0%

Total liabilities	449,879	369,594	80,285	21.7%
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 100,000 shares authorized, no shares issued or outstanding	—	—	—	—
Common stock, $0.10 par value, 1,000,000 shares authorized, 12,961 shares issued and 11,415 shares outstanding at June 30, 2016 and 12,889 shares issued and outstanding at June 30, 2015	1,296	1,289	7	0.5%
Additional paid-in-capital	90,828	88,584	2,244	2.5%
Retained earnings	125,846	100,884	24,962	24.7%
Treasury stock, at cost, 1,546 shares at June 30, 2016	(25,046)	—	(25,046)	(100.0)%

Total stockholders’ equity	192,924	190,757	2,167	1.1%

Total liabilities and stockholders’ equity	$642,803	$560,351	$82,452	14.7%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands, except per share amounts)

	Averages and Yields
	2Q’16		1Q’16		2Q’15
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Branch small loans	$154,843	44.5%	$153,516	43.1%	$130,806	45.3%
Convenience checks	158,545	41.5%	172,133	40.8%	171,323	45.0%
Large loans	178,683	28.8%	152,938	28.2%	79,756	27.7%
Automobile loans	103,626	17.9%	111,008	18.2%	143,659	19.3%
Retail loans	29,007	19.1%	27,923	19.2%	24,556	18.8%

Total interest and fee yield	$624,704	33.7%	$617,518	33.2%	$550,100	34.7%

Total revenue yield	$624,704	36.7%	$617,518	36.7%	$550,100	38.5%

	Components of Increase in Interest and Fee Income 2Q’16 Compared to 2Q’15 Increase (Decrease)
	Volume	Rate	Net
Branch small loans	$2,677	$(258)	$2,419
Convenience checks	(1,382)	(1,409)	(2,791)
Large loans	7,119	238	7,357
Automobile loans	(1,823)	(472)	(2,295)
Retail loans	213	18	231

Total increase (decrease) in interest and fee income	$6,804	$(1,883)	$4,921

	Net Loans Originated (1)
	2Q’16	1Q’16	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	2Q’15	YoY $ Inc (Dec)	YoY % Inc (Dec)
Branch small loans	$83,276	$58,399	$24,877	42.6%	$80,818	$2,458	3.0%
Convenience checks	69,773	55,978	13,795	24.6%	90,745	(20,972)	(23.1)%
Large loans	72,174	48,569	23,605	48.6%	46,134	26,040	56.4%
Automobile loans	9,355	8,485	870	10.3%	11,802	(2,447)	(20.7)%
Retail loans	8,627	8,701	(74)	(0.9)%	8,136	491	6.0%

Total net loans originated	$243,205	$180,132	$63,073	35.0%	$237,635	$5,570	2.3%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges

	Other Key Metrics
	2Q’16	1Q’16	2Q’15
Net charge-offs	$13,416	$15,013	$12,881
Percentage of average finance receivables (annualized)	8.6%	9.7%	9.4%
Provision for credit losses	$13,386	$13,791	$12,102
Percentage of average finance receivables (annualized)	8.6%	8.9%	8.8%
Percentage of total revenue	23.4%	24.3%	22.8%
General and administrative expenses	$29,548	$29,805	$28,243
Percentage of average finance receivables (annualized)	18.9%	19.3%	20.5%
Percentage of total revenue	51.5%	52.6%	53.3%
Same store results:
Finance receivables at period-end	$611,589	$552,313	$545,928
Finance receivable growth rate	9.5%	7.3%	8.0%
Number of branches in calculation	306	300	281

	Finance Receivables by Product
	2Q’16	1Q’16	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	2Q’15	YoY $ Inc (Dec)	YoY % Inc (Dec)
Branch small loans	$162,562	$148,700	$13,862	9.3%	$140,161	$22,401	16.0%
Convenience checks	157,515	161,802	(4,287)	(2.6)%	174,786	(17,271)	(9.9)%
Large loans	194,857	162,301	32,556	20.1%	93,203	101,654	109.1%

Total core loans	514,934	472,803	42,131	8.9%	408,150	106,784	26.2%
Automobile loans	100,721	106,297	(5,576)	(5.2)%	139,593	(38,872)	(27.8)%
Retail loans	30,089	28,263	1,826	6.5%	24,782	5,307	21.4%

Total finance receivables	$645,744	$607,363	$38,381	6.3%	$572,525	$73,219	12.8%

Number of branches at period end	338	339	(1)	(0.3)%	316	22	7.0%
Average finance receivables per branch	$1,910	$1,792	$118	6.6%	$1,812	$98	5.4%

	Contractual Delinquency by Aging
	2Q’16		1Q’16		2Q’15
Allowance for credit losses	$36,200	5.6%	$36,230	6.0%	$36,171	6.3%
Current	527,080	81.7%	505,801	83.3%	454,424	79.4%
1 to 29 days past due	74,439	11.5%	63,686	10.5%	81,275	14.2%

Delinquent accounts:
30 to 59 days	16,710	2.5%	11,986	1.9%	14,665	2.5%
60 to 89 days	10,045	1.6%	7,640	1.3%	8,113	1.4%
90 to 119 days	7,237	1.1%	7,099	1.1%	5,633	1.0%
120 to 149 days	5,358	0.8%	5,914	1.0%	4,597	0.8%
150 to 179 days	4,875	0.8%	5,237	0.9%	3,818	0.7%

Total contractual delinquency	$44,225	6.8%	$37,876	6.2%	$36,826	6.4%

Total finance receivables	$645,744	100.0%	$607,363	100.0%	$572,525	100.0%

1 day and over past due	$118,664	18.3%	$101,562	16.7%	$118,101	20.6%

	Contractual Delinquency by Product
	2Q’16		1Q’16		2Q’15
Branch small loans	$14,096	8.7%	$12,627	8.5%	$10,804	7.7%
Convenience checks	12,340	7.8%	12,351	7.6%	13,561	7.8%
Large loans	8,459	4.3%	5,561	3.4%	2,748	2.9%
Automobile loans	7,768	7.7%	6,120	5.8%	8,619	6.2%
Retail loans	1,562	5.2%	1,217	4.3%	1,094	4.4%

Total contractual delinquency	$44,225	6.8%	$37,876	6.2%	$36,826	6.4%

	Quarterly Trend
	2Q’15	3Q’15	4Q’15	1Q’16	2Q’16	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$47,668	$49,741	$51,320	$51,300	$52,589	$1,289	$4,921
Insurance income, net	3,120	2,767	2,838	2,939	2,601	(338)	(519)
Other income	2,213	2,588	2,527	2,458	2,135	(323)	(78)

Total revenue	53,001	55,096	56,685	56,697	57,325	628	4,324

Expenses
Provision for credit losses	12,102	14,085	11,449	13,791	13,386	405	(1,284)
Personnel	16,211	15,993	17,283	17,127	16,674	453	(463)
Occupancy	4,227	4,458	4,522	4,863	4,770	93	(543)
Marketing	2,009	1,134	1,403	1,515	2,062	(547)	(53)
Other	5,796	4,597	5,342	6,300	6,042	258	(246)

Total general and administrative	28,243	26,182	28,550	29,805	29,548	257	(1,305)
Interest expense	3,932	4,335	4,350	4,710	4,811	(101)	(879)

Income before income taxes	8,724	10,494	12,336	8,391	9,580	1,189	856
Income taxes	3,316	3,987	4,969	3,215	3,668	(453)	(352)

Net income	$5,408	$6,507	$7,367	$5,176	$5,912	$736	$504

Net income per common share:
Basic	$0.42	$0.51	$0.57	$0.41	$0.50	$0.09	$0.08

Diluted	$0.41	$0.50	$0.56	$0.40	$0.49	$0.09	$0.08

Weighted-average shares outstanding:
Basic	12,845	12,881	12,891	12,756	11,756	1,000	1,089

Diluted	13,078	13,111	13,105	12,949	11,974	975	1,104

Net interest margin	$49,069	$50,761	$52,335	$51,987	$52,514	$527	$3,445

Net credit margin	$36,188	$38,291	$40,552	$36,974	$39,098	$2,124	$2,910

	2Q’15	3Q’15	4Q’15	1Q’16	2Q’16	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$560,351	$587,508	$626,373	$609,707	$642,803	$33,096	$82,452

Finance receivables	$572,525	$601,608	$628,444	$607,363	$645,744	$38,381	$73,219

Allowance for credit losses	$36,171	$37,786	$37,452	$36,230	$36,200	$(30)	$29

Long-term debt	$359,491	$379,617	$411,177	$396,543	$441,147	$44,604	$81,656

	Headcount Trend
	2Q’15	3Q’15	4Q’15	1Q’16	2Q’16	QoQ Inc (Dec)	YoY Inc (Dec)
Legacy branch headcount	1,245	1,256	1,280	1,237	1,184	(53)	(61)
2016 new branches				17	17	—	17

Total branch headcount	1,245	1,256	1,280	1,254	1,201	(53)	(44)
Home office headcount	120	129	133	137	140	3	20

Total headcount	1,365	1,385	1,413	1,391	1,341	(50)	(24)

Number of branches	316	322	331	339	338	(1)	22

	General & Administrative Expenses Trend
	2Q’15	3Q’15	4Q’15	1Q’16	2Q’16	QoQ $ B(W)	YoY $ B(W)
Legacy branch G&A expenses	$17,094	$18,794	$18,724	$18,822	$16,729	$2,093	$365
2016 new branches				548	606	(58)	(606)

Total branch G&A expenses	17,094	18,794	18,724	19,370	17,335	2,035	(241)
Marketing	2,009	1,134	1,403	1,515	2,062	(547)	(53)
Home office G&A expenses	9,140	6,254	8,423	8,920	10,151	(1,231)	(1,011)

Total G&A expenses	$28,243	$26,182	$28,550	$29,805	$29,548	$257	$(1,305)

	Averages and Yields
	YTD’16		YTD’15
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Branch small loans	$154,962	43.6%	$128,425	45.4%
Convenience checks	165,844	41.0%	177,283	45.2%
Large loans	166,312	28.4%	66,663	27.1%
Automobile loans	107,463	18.1%	146,905	19.3%
Retail loans	28,494	19.1%	24,932	18.5%

Total interest and fee yield	$623,075	33.3%	$544,208	34.8%

Total revenue yield	$623,075	36.6%	$544,208	38.8%

	Components of Increase in Interest and Fee Income YTD’16 Compared to YTD’15 Increase (Decrease)
	Volume	Rate	Net
Branch small loans	$5,825	$(1,222)	$4,603
Convenience checks	(2,487)	(3,544)	(6,031)
Large loans	14,148	456	14,604
Automobile loans	(3,605)	(841)	(4,446)
Retail loans	339	87	426

Total increase (decrease) in interest and fee income	$14,220	$(5,064)	$9,156

	Net Loans Originated (1)
	YTD’16	YTD’15	YTD $ Inc (Dec)	YTD % Inc (Dec)
Branch small loans	$141,675	$132,189	$9,486	7.2%
Convenience checks	125,751	151,398	(25,647)	(16.9)%
Large loans	120,743	75,963	44,780	58.9%
Automobile loans	17,840	26,392	(8,552)	(32.4)%
Retail loans	17,328	14,863	2,465	16.6%

Total net loans originated	$423,337	$400,805	$22,532	5.6%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges

	Other Key Metrics
	YTD’16	YTD’15
Net charge-offs	$28,429	$26,154
Percentage of average finance receivables (annualized)	9.1%	9.6%
Provision for credit losses	$27,177	$21,814
Percentage of average finance receivables (annualized)	8.7%	8.0%
Percentage of total revenue	23.8%	20.7%
General and administrative expenses	$59,353	$60,866
Percentage of average finance receivables (annualized)	19.1%	22.4%
Percentage of total revenue	52.1%	57.7%

Because it adjusts for certain non-operating and non-cash items, the Company believes that non-GAAP measures are useful to investors as supplemental financial measures that, when viewed with its GAAP financial information, provide information regarding trends in the Company’s results of operations and credit metrics, which is intended to help investors meaningfully evaluate and compare the Company’s results of operations and credit metrics between periods.

	Non-GAAP Reconciliation
	2Q‘16	Adjustments		Non-GAAP
General and administrative expenses	$29,548	$(636	)(1)	$28,912
Income taxes	$3,668	$244	(5)	$3,912
Net income	$5,912	$392		$6,304
Diluted net income per common share	$0.49	$0.04		$0.53

	Non-GAAP Reconciliation
	2Q‘15	Adjustments		Non-GAAP
General and administrative expenses	$28,243	$(4	)(1)	$28,239
Income taxes	$3,316	$2	(5)	$3,318
Net income	$5,408	$2		$5,410
Diluted net income per common share	$0.41	$0.00		$0.41

	Non-GAAP Reconciliation
	YTD’16	Adjustments		Non-GAAP
General and administrative expenses	$59,353	$(1,028	)(2)	$58,325
Income taxes	$6,883	$394	(5)	$7,277
Net income	$11,088	$634		$11,722
Diluted net income per common share	$0.89	$0.05		$0.94

	Non-GAAP Reconciliation
	YTD’15	Adjustments		Non-GAAP
General and administrative expenses	$60,866	$(2,676	)(2)(3)(4)	$58,190
Income taxes	$5,818	$1,017	(5)	$6,835
Net income	$9,491	$1,659		$11,150
Diluted net income per common share	$0.73	$0.13		$0.86

(1)	Exclude loan system conversion costs of $636 and $4 for 2Q’16 and 2Q’15
(2)	Exclude loan system conversion costs of $1,028 and $613 for YTD’16 and YTD’15
(3)	Exclude executive retirement agreement costs of $533
(4)	Exclude CEO equity award costs of $1,530
(5)	Tax effect of the adjustments